Exhibit 99.1

Priceline.com Announces Proposed $75 Million
Private Offering Of Convertible Senior Notes

NORWALK, Conn, June 21, 2004 . . . Priceline.com (Nasdaq: PCLN) today announced that it intends to offer, subject to market and other conditions, $75 million of Convertible Senior Notes due January 15, 2025 in a private placement.  Priceline.com intends to grant the initial purchaser of the notes an option to purchase up to $10 million of additional notes.

The notes will be convertible, under certain circumstances, into priceline.com common stock, par value $0.008 per share.  Holders of the notes will have the right to require the Company to repurchase all or a portion of the notes on each of January 15, 2010, 2015 and 2020.  The Company said that it intends to use the net proceeds of the anticipated offering for general corporate purposes, strategic purposes and working capital requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities.  The notes and the shares of common stock of priceline.com issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

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Press information:  Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of, among other things, terrorist attacks; adverse changes in the Company’s relationships with airlines and other product and service providers including, without limitation, the withdrawal of suppliers from the priceline.com system; the bankruptcy or insolvency of another major domestic airline; the effects of increased competition; systems-related failures and/or security breaches; the Company’s ability to protect its intellectual property rights; losses by the Company and its licensees; final adjustments made in closing the quarter; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.